SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 1, 2006

THE ARISTOTLE CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-14669	06-1165854
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

96 CUMMINGS POINT ROAD, STAMFORD, CONNECTICUT

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

06902

(ZIP CODE)

(203) 358-8000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page 1 of 2 Pages

Page 2 of 2 Pages

Item 2.02 Results of Operations and Financial Condition.

On November 1, 2006, The Aristotle Corporation issued a press release announcing financial results for the quarter ended September 30, 2006, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibits

Exhibit 99.1 - Press release of The Aristotle Corporation, dated November 1, 2006.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ARISTOTLE CORPORATION
(Registrant)

By: /s/ H. William Smith

Name: H. William Smith
Title: Vice President, General Counsel
and Secretary

Date: November 1, 2006

EXHIBITS

Exhibit 99.1 Press release issued November 1, 2006.

Exhibit 99.1

For Immediate Release

News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: (203) 358-8000 or (920) 563-2446

Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

2006 Third Quarter and Nine Month Results

Stamford, CT, November 1, 2006 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the third quarter and nine months ended September 30, 2006.

For the three months ended September 30, 2006, net sales increased 5.5% to $61.8 million from $58.6 million in the third quarter of 2005, and earnings before income taxes increased 13.2% to $11.4 million from $10.1 million.  For the nine months ended September 30, 2006, net sales increased 7.3% to $161.5 million from $150.6 million for the nine months ended September 30, 2005, and earnings before income taxes increased 16.2% to $26.9 million from $23.1 million.

Net earnings applicable to common stockholders in the third quarter of 2006 were $5.5 million, or $.32 per diluted common share, versus $4.0 million, or $.23 per diluted common share, in the third quarter of 2005. Net earnings applicable to common stockholders for the first nine months of 2006 were $10.7 million, or $.61 per diluted common share, compared to $7.7 million, or $.44 per diluted common share, for the comparable nine months of 2005. Net earnings applicable to common stockholders in each of the three and nine month periods of 2006 were favorably impacted by approximately $.4 million (or $.02 per diluted common share) as a net result of (i) a decrease in the valuation allowance that was established to reflect the estimate of Aristotle’s Federal net operating tax loss carryforwards (“NOL’s”) that were expected to expire unutilized at December 31, 2006 and (ii) expenses incurred by the Company in connection with Geneve Corporation’s merger proposal which was withdrawn on September 18, 2006.

In the quarter ended September 30, 2006, the valuation allowance was reduced by $.7 million to $5.8 million.  The change in the valuation allowance, related to the projected utilization of NOL’s, was due primarily to current estimates of 2006 taxable income, driven in large part by the Company’s third quarter results.  No change in the valuation allowance had been made in the quarter and nine months ended September 30, 2005.

The reported net earnings are shown after deduction for Federal, state and foreign income tax provisions.  Approximately $3.4 million and $3.0 million in deferred income tax expense in the 2006 and 2005 third quarters, respectively, relate to the non-cash charge for utilization of NOL’s.  For the first nine months of 2006 and 2005, respectively, $7.9 million and $7.0 million of the reported deferred income tax expense relate to current year NOL utilization.  The NOL utilization for the reported quarters and year-to-date periods substantially eliminated Aristotle’s current Federal income tax liability and allowed Aristotle to retain for other business purposes the cash that would have been used for tax payments.  Except for Federal alternative minimum tax obligations arising from limitations on the utilization of the NOL’s, Aristotle anticipates that the utilization of available NOL’s will offset its Federal taxable income through 2006.  At September 30, 2006, the Condensed Consolidated Balance Sheet contains a net deferred tax asset of $7.3 million, of which $2.9 million relates to the NOL’s.

Steven B. Lapin, Aristotle’s President and Chief Operating Officer, stated, “Further to the excellent reported third quarter numbers for the Company’s peak season, which continued the favorable results of the first six months, the 5.5% organic revenue growth produced EBITDA of $11.8 million, which reflects a 9.4% increase over EBITDA for the quarter ended September 30, 2005.  In major part, the earnings growth was achieved through careful management of gross margins, including prudent purchasing practices and strategic pricing structures designed to provide unsurpassed value and service to our customers.”

Dean T. Johnson, Aristotle’s Chief Financial Officer, added, “Excluding the effect of the adjustment to the NOL valuation at September 30, 2006, earnings per diluted common share for the quarter ended September 30, 2006 still increased more than 20% compared to the third quarter of 2005.”

In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP.  This non-GAAP financial measure is intended to supplement the reader’s overall understanding of the Company’s current financial performance.  However, this non-GAAP financial measure is not intended to supercede or replace Aristotle’s GAAP results.  A reconciliation of the non-GAAP results to the GAAP results is provided in the “Reconciliation of GAAP Net Earnings to EBITDA” schedule below.  EBITDA is defined as earnings before income taxes, interest expense, other income and expense, depreciation and amortization.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products.  A selection of over 80,000 items is offered, primarily through more than 45 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form®, Whirl-Pak®, Simulaids, Triarco, Spectrum Educational Supplies, Hubbard Scientific, Scott Resources, Haan Crafts, To-Sew, CPR Prompt®, Ginsberg Scientific and Summit Learning.  Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators, health care products and items for the agricultural, senior care and food industries.  Aristotle has approximately 800 full-time employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Saugerties, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

There are approximately 17.3 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and approximately 1.1 million shares outstanding of 11%, cumulative, convertible, voting Series I preferred stock  (NASDAQ: ARTLP); there are also approximately 11.0 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected or suggested in such forward-looking statements.  Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) there is not an active trading market for the Company’s securities and the stock prices thereof are highly volatile, due in part to the relatively small percentage of the Company’s securities which is not held by the Company’s majority stockholder and members of the Company’s Board of Directors and management;  (v) the ability of Aristotle to retain and utilize its Federal net operating tax loss carryforward position; and (vi) other factors identified in Item 1A, Risk Factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  As a result, Aristotle’s future development efforts involve a high degree of risk.  For further information, please see Aristotle’s filings with the Securities and Exchange Commission, including its Forms 10-K 10-K/A, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$61,843	58,626	161,488	150,559
Cost of sales	38,516	37,222	100,167	93,845
Gross profit	23,327	21,404	61,321	56,714

Selling and administrative expense	12,000	11,060	34,441	32,848
Earnings from operations	11,327	10,344	26,880	23,866

Other (expense) income:
Interest expense	(413)	(369)	(1,361)	(1,022)
Interest income	18	11	20	23
Other, net	507	116	1,335	259
	112	(242)	(6)	(740)
Earnings before income taxes	11,439	10,102	26,874	23,126

Income tax expense:
Current	1,215	1,064	2,970	2,286
Deferred	2,531	2,846	6,750	6,665
	3,746	3,910	9,720	8,951
Net earnings	7,693	6,192	17,154	14,175

Preferred dividends	2,158	2,160	6,476	6,476
Net earnings applicable to common stockholders	$5,535	4,032	10,678	7,699

Earnings per common share:
Basic	$.32	.23	.62	.45
Diluted	$.32	.23	.61	.44

Weighted average common shares outstanding:
Basic	17,269,846	17,164,155	17,261,961	17,154,462
Diluted	17,529,652	17,422,089	17,511,332	17,404,363

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net earnings	$7,693	6,192	17,154	14,175
Add:
Income tax expense	3,746	3,910	9,720	8,951
Interest expense	413	369	1,361	1,022
Other (income) expense	(525)	(127)	(1,355)	(282)
Depreciation and amortization	511	472	1,406	1,362
EBITDA	$11,838	10,816	28,286	25,228

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands)

Assets	September 30, 2006	December 31, 2005	September 30, 2005
	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents Investments	$3,306 14,172	1,803 12,856	3,011 6,019
Accounts receivable, net	27,261	14,530	25,013
Inventories, net	36,296	35,579	34,963
Prepaid expenses and other	4,818	8,026	5,255
Deferred income taxes	4,562	11,279	9,825
Total current assets	90,415	84,073	84,086

Property, plant and equipment, net	23,873	22,361	20,421

Goodwill	14,018	13,799	13,818
Deferred income taxes	2,712	2,712	3,969
Other assets	327	408	416
Total assets	$131,345	123,353	122,710

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$165	606	119
Trade accounts payable	10,939	9,013	9,436
Accrued expenses	6,516	6,594	4,747
Income Taxes	688	185	385
Accrued dividends payable	-	2,159	-
Total current liabilities	18,308	18,557	14,687

Long-term debt, less current installments	21,297	24,350	28,839

Stockholders' equity:
Preferred stock, Series I	6,601	6,601	6,601
Preferred stock, Series J	65,760	65,760	65,760
Common stock	173	172	172
Additional paid-in capital	3,327	3,119	2,773
Retained earnings	15,569	4,891	3,368
Accumulated other comprehensive earnings (loss)	310	(97)	510
Total stockholders' equity	91,740	80,446	79,184
Total liabilities and stockholders' equity	$131,345	123,353	122,710